                                                                    EXHIBIT 12.1

                       Eagle Family Foods Holdings, Inc.
                      Ratio of Earnings to Fixed Charges
                            S(Dollars in thousands)

                                                                 Fifty-Two          Fifty-Two          Fifty-Three
                                                               Week Period        Week Period         Week Period
                                                                   Ended              Ended              Ended
                                                               June 30, 2001      July 1, 2000        July 3, 1999
                                                               -------------      ------------        ------------
Adjusted Earnings
Loss before income taxes..............................            $ (7,944)          $(20,358)          $(22,170)
Portion of rent representative of interest............                 337                277                216
Interest on indebtedness..............................              33,399             31,907             27,793
                                                                  --------           --------           --------
                  Total earnings (loss) as adjusted...              25,792             11,826              5,839
                                                                  --------           --------           --------
Fixed Charges
Portion of rent representative of interest............                 337                277                216
Interest on indebtedness..............................              33,399             31,907             27,793
                                                                  --------           --------           --------
                  Total fixed charges.................              33,736             32,184             28,009
                                                                  --------           --------           --------
Deficiency of earnings................................            $ (7,944)          $(20,358)          $(22,170)
                                                                  ========           ========           ========
Ratio of earnings to fixed charges (a)................                  --                 --                 --
                                                                  ========           ========           ========

(a) As earnings for the fifty-two week periods ended June 30, 2001 and July 1, 2000 and the fifty-three week period ended July 3, 1999 were inadequate to cover fixed charges, a ratio of earnings to fixed charges for the period has not been presented. The deficiency of earnings to fixed charges was approximately $8.0 million, $20.4 million and $22.2 million, respectively.